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                                                                      EXHIBIT 11




                         MARINE MANAGEMENT SYSTEMS, INC.
                    COMPUTATION OF EARNINGS PER COMMON SHARE

                                   (UNAUDITED)



                                                          Six Months Ended             Three Months Ended
                                                     June 30,        June 30,        June 30,        June 30,
                                                       1997            1996            1997            1996
                                                   -----------     -----------     -----------     -----------
Common shares outstanding at January 1:              2,701,110       2,007,576       2,701,110       2,007,576

IPO offering, May 7, 1997                            1,440,000                                       1,440,000

Other stock transactions in 1996, net:                                 693,534                         693,534
Other stock transactions in 1997, net:                 280,010                         280,010
                                                   -----------     -----------     -----------     -----------


Common shares outstanding on June 30,:               4,421,120       2,701,110       4,421,120       2,701,110

Adjustment to weighted average:                       (946,667)       (383,507)       (473,333)       (306,806)

Stock options                                           47,218          71,290          47,218          71,290

Warrants:                                              347,219         222,219         347,219         222,219

Convertible securities                                                 377,777                         377,777

Treasury stock adjustments                            (306,870)       (437,007)       (306,870)       (429,229)

Less:  receivable shares                                               (77,767)                        (77,767)
                                                   -----------     -----------     -----------     -----------

Weighted average outstanding shares @ June 30        3,562,020       2,474,115       4,035,354       2,558,594
                                                   ===========     ===========     ===========     ===========

Net loss for periods ending June 30,               $(1,449,344)    $  (421,755)    $  (921,490)    $  (182,832)
Adjustment for assumed 10% interest on proceeds
  from sales and proceeds used on treasury              61,374         114,323          30,687          57,162

Adjusted net loss:                                 $(1,387,970)    $  (307,432)    $  (890,803)    $  (125,670)
                                                   ===========     ===========     ===========     ===========

Earnings (loss) per share:                               (0.39)          (0.12)          (0.22)          (0.05)

                 See accompanying Notes to Financial Statements